Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in Post Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-198158) and related Prospectus of HA Sustainable Infrastructure Capital, Inc. (f/k/a Hannon Armstrong Sustainable Infrastructure Capital, Inc.) for the registration of common stock of our report dated March 30, 2022, with respect to the consolidated financial statements of Vivint Solar Asset 3 HoldCo Parent, LLC for the year ended December 31, 2021 included in HA Sustainable Infrastructure Capital, Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

July 23, 2024